Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS FIRST QUARTER 2014 RESULTS
AND RAISES 2014 GUIDANCE

Highlights

•
Adjusted operating income[1] of $65.7 million was up 33% from first quarter 2013, driven by improved earnings in the Benefits Division. Adjusted operating income per diluted share[1] was $0.56, up from $0.36 in first quarter 2013.

•	Net income was $79.3 million, or $0.68 per diluted share, up from $66.0 million, or $0.48 per diluted share, in first quarter 2013.

•	Benefits loss ratio improved to 57.1% from 68.5% in first quarter 2013.

•	Higher fixed indexed annuity account values delivered a significant earnings contribution in Deferred Annuities.

•	Strong year-over-year growth in sales of annuities, individual life, and group life and disability income.

•	Guidance range for 2014 Operating EPS raised to $1.80-$2.00.

BELLEVUE, Wash.—(Apr. 23, 2014)—Symetra Financial Corporation (NYSE: SYA) today reported first quarter 2014 adjusted operating income of $65.7 million, or $0.56 per diluted share, compared with $49.4 million, or $0.36 per diluted share, for the first quarter of 2013.
For the first quarter of 2014, net income was $79.3 million, or $0.68 per diluted share, compared with $66.0 million, or $0.48 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended March 31
(In millions, except per share data)	2014	2013
Net Income	$79.3	$66.0
Per Diluted Share of Common Stock	$0.68	$0.48
Adjusted Operating Income	$65.7	$49.4
Per Diluted Share of Common Stock	$0.56	$0.36
“We kicked off 2014 with a great start in all of our divisions. Benefits reported an excellent result, reflecting an unusually favorable loss ratio. Each of our four operating segments posted improved earnings relative to the same period of last year. Importantly, we continued to achieve strong year-over-year sales growth in annuities, individual life insurance, and group life and disability income insurance," said Tom Marra, Symetra president and CEO.
“I am optimistic about our prospects for this year and beyond. Our medical stop-loss business is on track to deliver a result that is well within our profitability target range for the remainder of 2014. And across the company, I expect our sales momentum to continue as we execute our long-term strategies to drive profitable growth,” Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended March 31
(In millions)	2014	2013
Benefits	$27.8	$13.5
Deferred Annuities	30.2	29.1
Income Annuities	9.4	8.8
Individual Life	12.3	11.2
Other	(6.5)	(4.8)
Subtotal	$73.2	$57.8
Less: Income Taxes*	7.5	8.4
Adjusted Operating Income[1]	$65.7	$49.4

* Represents the total provision for income taxes adjusted for the tax effect on net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the first quarter of 2014 are compared with the first quarter of 2013, unless otherwise noted.

Benefits

•	Pretax adjusted operating income was $27.8 million for the quarter, up from $13.5 million. This increase was driven by a lower loss ratio for medical stop-loss.

•
Loss ratio was 57.1% in the quarter, compared with 68.5% in the previous period, reflecting the impact of very favorable claims experience. Compared with the year-ago period, the first quarter experienced significantly lower claims frequency and severity.

•
Sales of $71.9 million for the quarter were up from $66.5 million in the previous period. The increase was driven by limited benefit medical, mainly from one large case, and growth in group life and disability income insurance. In the ongoing competitive environment, medical stop-loss sales were down 12% from the year-ago quarter.

Deferred Annuities

•
Pretax adjusted operating income was $30.2 million for the quarter, up from $29.1 million in the previous period. Higher fixed indexed annuity (FIA) account values contributed $6.0 million to interest margin compared to $0.8 million in the prior-year period.

•	Earnings for the quarter included $2.1 million of investment prepayment-related income, net of related amortization, compared with $7.4 million in the prior period.

•
Total account values were $13.9 billion at quarter-end, up from $12.0 billion a year ago. Strong FIA sales drove this growth, with FIA account values rising to $2.1 billion from $539.1 million a year ago.

•
Sales for the quarter were $627.5 million, nearly double the $322.0 million of the year-ago quarter. Strong sales of FIA and traditional fixed annuities were driven by an improved interest rate environment and the ongoing expansion of Symetra annuity products on bank and broker-dealer distribution platforms.

Income Annuities

•
Pretax adjusted operating income was $9.4 million for the quarter, up from $8.8 million in the prior- year period, primarily due to more favorable mortality experience. This was partially offset by a lower interest spread on slightly lower reserves.

•	Mortality gains were $5.3 million for the quarter, compared with mortality gains of $1.0 million in the previous period. Mortality experience can fluctuate from period to period.

•
Sales were $87.5 million for the quarter, up from $40.7 million in the prior-year quarter. Sales of single premium immediate annuities (SPIA) grew as a result of the continued effectiveness of our sales strategies and a more favorable interest rate environment.

Individual Life

•
Pretax adjusted operating income was $12.3 million for the quarter, up from $11.2 million in the year-ago period. The increase in earnings was driven primarily by a higher bank-owned life insurance (BOLI) return on assets, growth in Classic Universal Life (UL) account values and lower individual claims. This improvement was partially offset by an increase in operating expenses to support new business growth.

•
Sales of individual life products were $7.9 million for the quarter, up from $2.3 million in the prior period. The strong result was driven by Classic UL, sold through an expanded brokerage general agency distribution network.

Other

•	Pretax adjusted operating loss was $6.5 million for the quarter, compared with a loss of $4.8 million in the year-ago quarter.

Investment Portfolio

•
Net realized gains were $20.7 million for the quarter, compared with net gains of $26.5 million in the prior period. These results include net gains on mark-to-market equities, which were $19.7 million for the quarter, compared with net gains of $33.0 million in the year-ago period. Gains from bond sales increased to $6.9 million from losses of $6.3 million in the year-ago period.

Income Taxes

•	Provision for income taxes was $14.8 million for the quarter, compared with $17.4 million in the year-ago period, reflecting a lower effective tax rate.

•	Symetra’s effective tax rate for the first quarter was 15.7%, down from 20.9% in the prior-year period, due to increased benefits from tax credit investments.

Stockholders’ Equity

	As of
(In millions, except per share data)	March 31 2014	December 31 2013
Total Stockholders' Equity	$3,195.3	$2,941.9
Per Common Share	$27.40	$24.99
Adjusted Book Value[1]	$2,391.0	$2,348.3
Per Common Share[1]	$20.50	$19.95

•
Capital actions — During the first quarter of 2014, Symetra repurchased a total of 1.4 million shares. As of March 31, 2014, 7.7 million shares remained available under the current repurchase authorization.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of first quarter 2014 was estimated at 469%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.3 billion.

Revised 2014 Earnings Outlook
Symetra has raised its earnings outlook for the year to reflect better-than-expected results in the first quarter. The company now expects to generate adjusted operating income per diluted share of $1.80-$2.00 for full-year 2014. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of issuance and yields on commercial mortgage loans;

•	amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience; and

•	timing and amount of common stock buybacks.

These expectations also are subject to the risks and uncertainties identified below, including the possibility that one or more factors could cause us to fall short of our expected range.

Additional Financial Information
This press release, the first quarter 2014 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s first quarter 2014 performance with investors and analysts on Thursday, Apr. 24, 2014 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4209. For international callers, dial 617-213-4863. The passcode is 68088988. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the webcast may be accessed beginning approximately one hour after the call ends, by visiting http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the Company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, other-

than-temporary investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to our fixed indexed annuity product.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.

About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as our previously announced stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions, is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of significant increases in corporate refinance activity, including bond prepayments;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	the accuracy and adequacy of our recorded reserves;

•	the persistency of our inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	the effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon our business, but also including the effects upon our competitors and our customers;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in our industry sector;

•	retention of our key personnel and distribution partners;

•	the availability and cost of capital and financing;

•	the adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	the continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business;

•	the ability of subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
our ability to maintain adequate telecommunications, information technology, or other operational systems, including our ability to prevent or timely detect and remediate any unauthorized access to or disclosure of our customer information and other sensitive business data;

•	the initiation of legal or regulatory investigations against Symetra and the results of any legal or regulatory proceedings;

•	the effects of changes in national monetary and fiscal policy;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•
the effects of redomestication of our principal insurance subsidiary, whether our redomestication applications will be approved, and whether redomestication, if approved, will convey the intended benefits; and

•	the risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2013 Annual Report on Form 10-K.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31
	2014	2013
Revenues
Premiums	$153.8	$157.0
Net investment income	324.4	323.7
Policy fees, contract charges and other	46.6	49.9
Net realized gains (losses):
Total other-than-temporary impairment losses on securities	(1.1)	(2.6)
Less: portion recognized in other comprehensive income	—	0.6
Net impairment losses recognized in earnings	(1.1)	(2.0)
Other net realized gains (losses)	21.8	28.5
Total net realized gains (losses)	20.7	26.5
Total revenues	545.5	557.1
Benefits and expenses
Policyholder benefits and claims	101.2	119.5
Interest credited	234.2	235.3
Other underwriting and operating expenses	87.9	91.8
Interest expense	8.2	8.2
Amortization of deferred policy acquisition costs	19.9	18.9
Total benefits and expenses	451.4	473.7
Income from operations before income taxes	94.1	83.4
Provision (benefit) for income taxes
Current	10.1	15.7
Deferred	4.7	1.7
Total provision for income taxes	14.8	17.4
Net income	$79.3	$66.0
Net income per common share
Basic	$0.68	$0.48
Diluted	$0.68	$0.48
Weighted-average number of common shares outstanding
Basic	117.460	138.093
Diluted	117.466	138.098
Cash dividends declared per common share	$0.10	$0.08
Non-GAAP financial measures
Adjusted operating income	$65.7	$49.4
Reconciliation to net income
Net income	$79.3	$66.0
Less: Excluded realized gains (losses) (net of taxes)*	13.6	16.6
Adjusted operating income	$65.7	$49.4

* Excluded realized gains (losses) are reported net of taxes of $7.3 and $9.0 for the three months ended March 31, 2014 and 2013, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	March 31 2014	December 31 2013
Assets
Total investments	$28,940.0	$27,901.1
Other assets	1,250.5	1,250.0
Separate account assets	973.8	978.4
Total assets	$31,164.3	$30,129.5
Liabilities and stockholders’ equity
Policyholder liabilities	$25,834.3	$25,328.8
Notes payable	449.6	449.5
Other liabilities	711.3	430.9
Separate account liabilities	973.8	978.4
Total liabilities	27,969.0	27,187.6
Common stock and additional paid-in capital	1,467.5	1,465.8
Treasury stock	(119.9)	(93.4)
Retained earnings	1,043.4	975.9
Accumulated other comprehensive income, net of taxes	804.3	593.6
Total stockholders' equity	3,195.3	2,941.9
Total liabilities and stockholders’ equity	$31,164.3	$30,129.5
Book value per common share*	$27.40	$24.99
Non-GAAP financial measures
Adjusted book value	$2,391.0	$2,348.3
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,195.3	$2,941.9
Less: AOCI	804.3	593.6
Adjusted book value	$2,391.0	$2,348.3
Adjusted book value per common share **	$20.50	$19.95

* Book value per common share is calculated as stockholders’ equity divided by common shares outstanding. These shares totaled 116.619 and 117.731 as of March 31, 2014 and December 31, 2013, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by common shares outstanding. These shares totaled 116.619 and 117.731 as of March 31, 2014 and December 31, 2013, respectively.